Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES SALE OF ALASKA ASSETS FOR

 APPROXIMATELY $464 MILLION

DENVER, COLORADO – May 29, 2007 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced a definitive agreement to sell 100% of its Alaskan assets, which includes its wholly owned subsidiary Forest Alaska Operating LLC (FAO), to Pacific Energy Resources Ltd. (TSX:PFE) (Pacific) for consideration of approximately $464 million made of up the following components:

•                  Cash of $380 million to repay the FAO term loans,

•                  Cash of approximately $68 million to be paid to Forest, and

•                  5,500,000 shares of Pacific common stock to be issued to Forest valued at approximately $16 million based on the current common stock price

The effective date of the transaction is January 1, 2007.  At January 1, 2007, Forest’s estimated proved reserves associated with the assets totaled approximately 181 billion cubic feet equivalent (Bcfe), and for 2006 the production from the assets averaged approximately 38 million cubic feet equivalent (MMcfe) per day.  In addition to FAO, the assets to be sold include net undeveloped acreage of approximately 1,000,000 acres and Forest’s interest in the Cook Inlet Pipe Line Company.

H. Craig Clark, President and CEO, stated, “We are pleased to announce this agreement to sell our Alaskan assets right on the schedule we stated earlier this year.  We want to thank our Alaska employees for their past efforts and their contributions to the sale process.  We also want to thank Pacific for working with us on the transaction.  Our equity ownership in Pacific indicates our confidence in their plan for further developing these assets based on their work in similar fields in the US.”

The transaction is expected to close on June 30, 2007, subject to customary closing conditions and adjustments.  Scotia Waterous advised Forest on this sale.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

These materials are not a substitute for the registration statement that was filed with the SEC in connection with Forest’s proposed acquisition of Houston Exploration, or the joint proxy statement/prospectus that was mailed to shareholders on or about May 4, 2007. Investors are urged to read the joint proxy statement/prospectus as it contains important information, including detailed risk factors. The registration statement and other documents filed by Forest and Houston Exploration with the SEC are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made, to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request to The Houston Exploration Company, 1100 Louisiana Street, Suite 2000 Houston, TX 77002, Attention: Investor Relations.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Forest or Houston Exploration common stock.

Houston Exploration, Forest, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the final joint proxy statement/prospectus.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

May 29, 2007